Exhibit 6.8

PURCHASE OPTION, BILL OF SALE AND CO-OWNERSHIP AGREEMENT

THIS PURCHASE OPTION, BILL OF SALE AND CO-OWNERSHIP AGREEMENT (“Agreement”) is entered into and effective as of the 16 day of August, 2021, by and between: (i) WINSTAR FARM, LLC, a Kentucky limited liability company (“Seller”); and (ii) COMMONWEALTH THOROUGHBREDS, LLC, a Delaware limited liability company, together with its Affiliates (as defined herein) (“Buyer”) (Seller and Buyer being sometimes hereinafter referred to as “Co-Owners”).

RECITALS:

A.    Seller is currently an owner of the Thoroughbred set forth on Exhibit A, attached hereto and incorporated herein by reference (the “Thoroughbred”).

B.    Seller desires to sell, or cause to be sold, the undivided fractional interest in the Thoroughbred set forth on Exhibit A hereto (the “Target Interest”), and Buyer wishes to purchase the Target Interest, for the purchase price and upon other terms and conditions hereinafter set forth.

C.    Seller and Buyer wish to set forth the terms upon which, as Co-Owners of the Thoroughbred, they will race, breed, own and manage the Thoroughbred, as applicable.

D.    On February 19, 2021, the parties hereto entered into that certain Bloodstock Agreement and this Agreement is entered into pursuant to the terms thereof. If any terms hereof conflict with the terms of the Bloodstock Agreement, the terms and conditions of this Agreement shall control.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1.         PURCHASE OPTION. Upon execution of this Agreement, Buyer shall have an Option (“Option”) to purchase up to 100% of the Target Interest (the “Maximum Interest”) in the Thoroughbred for the period set forth on Exhibit A (the “Option Period”) for the purchase price set forth on Exhibit A (the “Target Purchase Price”). Buyer shall be deemed to have exercised the Option at such time as Buyer has sold indirect fractional shares (“Platform Fractional Shares”) in the Thoroughbred pursuant to a public offering on Buyer’s fractional share platform (the “Offering”) equal to or greater than the amount of the “Minimum Offering Proceeds” set forth on Exhibit A (based on Buyer’s public offering prices.) Buyer shall provide notice to Seller within one (1) business day after Buyer’s receipt of the Minimum Offering Proceeds. If the Option Period ends without Buyer exercising the Option, this Agreement shall terminate and be null and void with no other force or effect ab initio.

2.	THE SALE.

 2.1         Terms of Sale.

 (a)         Initial Purchase.

(1)    Upon Buyer’s exercise of the Option in accordance with Section 1, Buyer shall pay Seller, within ten (10) business days, in immediately available funds, an amount (the “Initial Purchase Price”) equal to the product of: (i) the Minimum Offering Proceeds multiplied by (ii) the quotient of: (A) the Target Purchase Price divided by (B) the maximum proceeds available in the Offering as set forth on Exhibit A hereto (the “Maximum Offering Proceeds”). The quotient obtained by dividing the Target Purchase Price by the Maximum Offering Proceeds shall be referred to herein as the “Price Percentage” and shall be set forth on Exhibit A hereto.

(2)    In consideration of the payment of the Initial Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer an undivided fractional interest in the Thoroughbred (the “Initial Fractional Interest”), the percentage of such undivided fractional interest to be the product of: (i) the Maximum Interest multiplied by (ii) the quotient of: (A) the Minimum Offering Proceeds divided by (B) the Maximum Offering Proceeds.

(b)         Additional Purchases.

(1)    Following Buyer’s purchase of the Initial Fractional Interest, each time Buyer has sold Platform Fractional Shares in the Offering equal to or greater than the Minimum Offering Proceeds, Buyer shall pay Seller, within in ten (10) business days, in immediately available funds, an amount (each such amount, an “Additional Purchase Price”) equal to the product of: (i) the applicable incremental Offering proceeds multiplied by (ii) the Price Percentage.

(2)    In consideration of the payment of the Additional Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer an additional undivided fractional interest in the Thoroughbred (an “Additional Fractional Interest”), the percentage of such undivided fractional interest to be the product of: (i) the Maximum Interest multiplied by (ii) the quotient of: (A) the applicable incremental Offering proceeds divided by (B) the Maximum Offering Proceeds.

(3)    Within ten (10) business days of the date the Offering closes, which date is set forth on Exhibit A hereto (the “Offering Closing Date”), Buyer shall pay Seller, in immediately available funds, an amount (if any) (the “Remaining Purchase Price”) equal to: (i) the product of: (A) the Target Purchase Price multiplied by (B) the quotient of (1) the total proceeds received by Buyer in the Offering divided by (2) the Maximum Offering Proceeds less (ii) the Initial Purchase Price and all Additional Purchase Prices paid by Buyer as of such date.

(4)    In consideration of the payment of the Remaining Purchase Price (if any), Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer an Additional Fractional Interest, the percentage of such undivided fractional interest to be the product of: (i) the Maximum Interest multiplied by (ii) the quotient of: (A) the applicable incremental Offering proceeds divided by (B) the Maximum Offering Proceeds.

(0)    For the avoidance of doubt, following the Offering Closing Date, the Final Purchase Price (defined below) paid by Buyer and the Final Interest (defined below) sold by Seller shall be proportional to each other. In other words, if the Final Purchase Price is equal to 75% of the Target Purchase Price, then the Final Interest shall equal 75% of the Target Interest.

(c)    The Initial Purchase Price together with the Additional Purchase Prices (if any) and the Remaining Purchase Price (if any) shall be collectively referred to as the “Final Purchase Price.” The Initial Fractional Interest together with the Additional Fractional Interests (if any) shall be collectively referred to as the “Final Interest.”

(d)    Assuming the Maximum Interest is transferred hereunder, the undivided ownership percentage in the Thoroughbred after the transfer to Buyer will be as set forth on Exhibit A. In the event the Final Interest is less than the Maximum Interest, Seller shall notify Buyer in writing of the undivided ownership percentage in the Thoroughbred after the transfer of the Final Interest to Buyer.

2.2         Risk of Loss. Buyer shall assume all risk of loss with respect to the Initial Fractional Interest acquired by Buyer as of exercise of the Option and each Additional Fractional Interest acquired thereafter.

2.3         Title. Seller hereby represents and warrants to Buyer that Seller has upon the date hereof, and upon exercise of the Option, or will cause to be delivered to Buyer, good and marketable title to the Final Interest sold and conveyed to Buyer pursuant to this Agreement, free and clear of all liens, claims, liabilities, options, security interests, equities, encumbrances, and charges of any kind whatsoever, and that Seller has full right, power and authority to sell, transfer, convey, set over, deliver and assign (or to cause to be sold, transferred, conveyed, set over, delivered and assigned) the Final Interest to Buyer pursuant to the terms of this Agreement.

2.4 DISCLAIMER OF WARRANTIES AND REPRESENTATIONS. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE HEALTH, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE THOROUGHBRED, ALL OF WHICH WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE RACING ABILITY OR ELIGIBILITY OF THE THOROUGHBRED OR THE FERTILITY OF THE THOROUGHBRED OR SUITABILITY OF THE THOROUGHBRED FOR BREEDING PURPOSES.

3.         THE CO-OWNERSHIP.

3.1         Term. The following terms and conditions governing the ownership of the Thoroughbred shall take effect concurrently with the effective date of sale of the Initial Fractional Interest, and shall continue in full force and effect until the death of the Thoroughbred, sale of all of Buyer’s interest in the Thoroughbred, or the termination of this Agreement by the written consent of all Co-Owners.

3.2        Relationship Among Co-Owners. The relationship among Co-Owners shall be that of tenants-in-common of the Thoroughbred. Nothing contained herein shall be deemed to create a joint venture, partnership, corporation or other relationship among Co-Owners other than that of tenancy-in-common.

3.3         Management of the Thoroughbred; Sale.

(a)    The Thoroughbred will be raced under the co-management of the Co-Owners; provided, however that all Jockey Club registration papers and other regulatory papers shall be registered solely in the name of the Seller. All material decisions related to the Thoroughbred’s racing career, including the selection of a trainer for the Thoroughbred, will be made jointly by the Co-Owners. If a disagreement exists between the Co-Owners concerning the initial designation of the trainer for the Thoroughbred, and good faith negotiations among the parties do not resolve the impasse, either Co-Owner may require the other party to submit the decision to John Stuart to break the impasse and his decision shall be binding on both Co-Owners.

(b)    The Thoroughbred will not be retired from racing or disposed of without the agreement of the Co-Owners. The Co-Owners will develop an exit strategy for the sale or other disposition of the Thoroughbred at the completion of its racing career.

(c)    The Co-Owners will oversee the day-to-day management of the Thoroughbred, including oversight of pre-training, training, transportation, veterinarian issues, and all standard management practices necessary for the care of the Thoroughbred.

(d)    Notwithstanding Section 6 of this Agreement, if a disagreement exists between the Co-Owners concerning the management of the Thoroughbred or relating to the relationships, rights, duties, or obligations under this Section 3.3 (a “Management Dispute") and good faith negotiations between the Co-Owners do not resolve the Management Dispute, either Co-Owner may require the other Co-Owner to submit the Management Dispute to the then current trainer of the Thoroughbred. Such Management Dispute shall be decided by the then current trainer of the Thoroughbred, whose decision shall be memorialized in writing and shall be binding upon all parties hereto.

(e)    Notwithstanding anything in this Section 3.3 to the contrary, Seller shall be the sole and exclusive manager of the Thoroughbred following its retirement from racing.

(f)    Seller is hereby authorized to incur expenses, make disbursements on behalf of, and to receive reimbursements from, the Co-Owners, and to receive and distribute monies, including, but not limited to, purses, awards, and fees collected from the racing, breeding, and sale of the Thoroughbred (“Earnings”). Notwithstanding anything in this Agreement to the contrary, in the event of a sale of the Thoroughbred pursuant to which the Co-Owners retain any rights in the Thoroughbred (including, without limitation, breeding or marketing rights), Seller shall be obligated only to distribute to Buyer an amount equal to the fair market present value of such retained rights as of the date of the sale, and shall have no further obligation to distribute Earnings with respect to any such retained rights to Buyer thereafter. Co-Owners hereby appoint and authorize Seller to receive and distribute Earnings, as fully and completely as though Seller were the absolute owner thereof for all purposes. Co-Owners further appoint and authorize Seller to negotiate any sale, syndication, co-ownership or other agreement relating to the Thoroughbred pursuant to the agreed upon exit strategy and Co-Owners agree to execute any such agreement.

(g)         All monies earned from the racing and breeding of the Thoroughbred and received by Seller shall be accounted for and distributed to Co-Owners pro-rata on a quarterly basis.

3.4         Standard of Care. Seller shall apply the degree of care customarily employed by persons who manage thoroughbreds for racing and breeding purposes in first class thoroughbred operations, and shall not be liable for the loss of, theft of, or injury to the Thoroughbred unless it is established by clear and convincing evidence that such care was not employed; provided, however, that (a) any such liability shall in no event exceed the Final Purchase Price; and (b) Seller shall not be liable for, and is hereby released from liability with respect to, the death of the Thoroughbred to the extent that Buyer has obtained or could have obtained mortality insurance with regards to the Thoroughbred.

3.5         Required Payments. Each Co-Owner shall be obligated to pay such Co-Owners’ pro rata share, based on their respective percentage ownership of the Thoroughbred, of all reasonable costs, expenses or charges relating to the Thoroughbred, including, but not limited to, the racing, shipment, promotion, maintenance and care of the Thoroughbred, and all training, jockey, stakes nomination, entry and starting fees from the effective date of this Agreement. Seller may directly invoice the Buyer for the Buyer’s share of all costs for the training, boarding, and racing of the Thoroughbred, including, but not limited to, the invoices of veterinarians, farriers, and Thoroughbred’s trainer. Buyer’s pro rata share of costs, expenses, and charges shall commence to accrue effective as of the date the Option is exercised pursuant to the terms of this Agreement; provided, however, Seller will not invoice Buyer for such costs, expenses, and charges until after the Offering Closing Date (i.e., when there is a determination as to the Final Interest).

3.6        Tax Incidents. For income tax purposes, the net profits and losses arising from the ownership, breeding and any disposition of the Thoroughbred and each item of income, gain, loss, deduction, credit, or depreciation entering into the calculation of such profits and losses, shall be allocated to and among the Co-Owners as tenants-in-common owners of their undivided interest in the Thoroughbred and not as a partnership or joint venture, each Co-Owner owning their undivided interest in the Thoroughbred which entitles such Co-Owner to its respective share of proceeds therefrom and which obligates such Co-Owner to bear its pro rata losses attributable thereto. Each Co-Owner shall be responsible for filing such Co-Owner’s own federal, state, and local tax returns required to be filed in connection with such Co-Owner’s respective undivided interests in the Thoroughbred and for reporting all their income, deductions, credits relating to such Co-Owner’s respective undivided interest in the Thoroughbred.

3.7         Insurance. Each Co-Owner shall, at such Co-Owner’s option and sole expense, secure and maintain insurance policies insuring such Co-Owner’s interest in the Thoroughbred against mortality or other risks and containing a waiver of the insurer’s rights of subrogation against Seller, provided that any Co-Owner who wishes to obtain such insurance coverage shall obtain such coverage in coordination with and at the direction of Seller (i.e., Seller may require such Co-Owner to obtain such insurance coverage with an insurance provider of its choice), and further provided that no Co-Owner shall place or maintain any insurance on the Thoroughbred if the placing or maintaining of such insurance would be inconsistent with the placing or maintaining of similar insurance by any other Co-Owner or if the payment of a claim under such insurance would prejudice remaining ownership rights of other Co-Owners in the Thoroughbred.

3.8         Possession. Possession of the Thoroughbred shall remain with Seller at such locations as determined by Seller for the purposes of training, racing, and breeding of the Thoroughbred.

3.9         Trophies. All Co-Owners shall be entitled to the trophies won by the Thoroughbred or duplicates thereof. Co-Owners shall notify Seller of their desire to receive a trophy. If there are not enough original trophies available for all Co-Owners that desire a trophy, then Seller shall arrange for the construction of the required number of duplicate trophies. The cost of the duplicate trophies shall be shared among Co-Owners and any other owners of the Thoroughbred on an inverse pro rata basis (for example if Seller owns an undivided 75% fractional interest and Buyer owns an undivided 25% fractional interest, the cost of any duplicate trophy would be charged 25% to Seller and 75% to Buyer).

3.10         Waiver of Partition. Co-Owners hereby waive whatever rights they may have to demand the partition, or sale for partition, of the Thoroughbred under the laws of any jurisdiction or under any other law, and they hereby agree that the sole and adequate means by which a Co-Owner may divest itself of its interests shall be to transfer such interests pursuant to the provisions of this Agreement.

3.11         Disclosure by Seller. Seller hereby discloses to the other Co-Owners that Seller may receive reductions (not available to other Co-Owners) in training, board, transportation and/or other fees from the Thoroughbred’s trainer, boarding farm, shipper, or other persons providing products or services to the Thoroughbred. Co-Owners hereby acknowledge this disclosure.

3.12 Acts by Co-Owners. Each of the Co-Owners hereby agree to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed, with acknowledgment or affidavit, if required, all such agreements, documents and instruments as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

3.13         Other Activities of Co-Owners. Each of the Co-Owners may engage in other business ventures of every kind and nature, including, but not limited to, the ownership, racing, purchasing, selling and breeding of horses wheresoever located. The other Co-Owners shall not have any right in such independent ventures or to the income or profits derived therefrom, nor shall any Co-Owner be required or obligated to afford any other Co-Owner any opportunity to purchase or invest in any horses before such Co-Owner may purchase or invest in such horses individually or with others.

4.      OPERATIONS.

4.1         Jockey Club Documentation. The Jockey Club certificate of registration for the Thoroughbred shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of Seller. Seller shall maintain all records required by the Jockey Club and shall promptly submit to the Jockey Club all required reports as they become due.

4.2         Registration of Ownership. Seller shall maintain syndicate records indicating ownership of each undivided fractional interest in the Thoroughbred. Upon receipt of written evidence of transfer of ownership of an undivided fractional interest and such other evidence as Seller shall reasonably request, which shall include the agreement of the transferee to be bound by all the terms of this Agreement, Seller shall transfer ownership on the syndicate records. Seller may refuse to make any such transfer if Seller has been notified that the undivided fractional interest is subject to a security interest unless Seller has also been furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest. For the avoidance of doubt, such syndicate records shall not include Platform Fractional Shares sold on Buyer’s fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC).

4.3         Records; Reports. Seller shall keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Co-Owners. Seller shall furnish to each Co-Owner a statement reflecting the receipts and disbursements by and on behalf of the syndicate, which statement shall be either included with a quarterly statement for expenses or furnished on an annual basis.

4.4         Licensures and Authorizations. Buyer shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any licenses (including racing licenses), permits, or other authorizations that are required with respect to Buyer’s ownership of the Interest or in connection with the Offering. Buyer hereby represents and warrants to Seller that the Offering and the issuance of securities in connection therewith will be in compliance with applicable laws, including federal and state securities laws.

5.      SECURITY AND PAYMENT DEFAULT.

5.1         Seller’s Security Interest. Seller shall have an agricultural lien upon and a security interest in Buyer’s Final Interest as to which any portion of the amounts billable to Buyer hereunder and so billed have not been paid.

5.2         Payment Default.

(a)    In the event Buyer fails to pay any amounts billed to Buyer by Seller within ten (10) days after the date of Seller’s invoice (a “Payment Default”), Seller may assess a service charge of two percent (2%) per month, payable monthly, upon any such delinquent amounts.

(b)    Seller shall be entitled to commence legal action against Buyer for a Payment Default upon ten (10) days prior written notice to Buyer.

(c)         In the event a Payment Default shall continue for a period of twelve (12) months, Seller shall be entitled to sell the Final Interest, as agent and attorney-in-fact, for the Buyer.

6.         DISPUTE RESOLUTION.

6.1         Except for a proceeding instituted pursuant to Section 3.3 or Section 5.2 of this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by final and binding arbitration. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures:

(a)    All proceedings before the arbitrators shall be held in the principal city of the county or state having jurisdiction over the location where Thoroughbred is boarded or such other more convenient location as the arbitrators may select.

(b)    The arbitration shall be held before a panel of three arbitrators, one designated by Seller and one designated by Buyer, and one selected by the first two arbitrators so designated.

(c)    The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators.

(d)    The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

(e)    The existence and resolution of the arbitration shall be kept confidential by Seller and the Buyer and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.

6.2         Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with Thoroughbred or the operation hereof, other than an action specified in Section 5.2, may be commenced more than two (2) years after a Co-Owner’s discovery of the event giving rise to such cause of action. Each Co-Owner consents to the jurisdiction of all courts located within Fayette County, Kentucky for the purpose of enforcing the arbitration provisions of this Section 6 and for the purpose of enforcing any award or finding made by the arbitrators pursuant to this Section 6 and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens).

7.         MISCELLANEOUS.

7.1         Conflict with Other Agreements. If applicable, Seller has provided Buyer with a copy of any other racing, co-ownership, syndication or similar agreement to which Seller is a party as of the date of this Agreement with respect to ownership of the Thoroughbred. To the extent that the terms of this Agreement conflict with the terms of any other agreement to which Seller is a party with respect to the Thoroughbred, including, but not limited to, a racing, co- ownership, syndication or similar agreement for the Thoroughbred, the terms of such other agreement shall control and the provisions of this Agreement shall be subject to the terms, conditions, and requirements of such other agreement. The terms and conditions of the recitals and exhibits hereto are hereby incorporated by reference and made part of this Agreement.

7.2         Notices. Any notice being given to any party in connection with this Agreement shall be in writing, shall be given by means of nationally-recognized overnight courier service such as UPS or FedEx, and shall be deemed to have been given when received upon delivery. Any such notices shall be given to the addressee at the address set forth in the first paragraph of this Agreement, or at such other addresses as may hereafter be designated by notice in accordance with this Section.

7.3         Assignment. Except in connection with offering and conveying Platform Fractional Shares on Buyer’s fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC), Buyer may not assign any of its rights or delegate any of its obligations under this Agreement or in the Final Interest (or any part thereof) without the prior written consent of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller from any costs, expenses and liabilities arising from a breach or alleged breach of one or more representations or warranties made by Buyer or any of its Affiliates in connection with the sale or transfer of indirect fractional interests in the Final Interest (including Platform Fractional Shares), regardless of whether such transfer or sale is consummated on Buyer’s fractional share platform or otherwise. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller from selling or otherwise transferring its undivided fractional interest or any part thereof.

7.4       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

7.5         Affiliates Defined. As used in this Agreement, an “Affiliate” of a Co-Owner means, with respect to any specified Co-Owner, any person or entity that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Co-Owner. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a party, whether through the ownership of ten percent (10%) or more of the voting interests of such party, through contract or otherwise. For the avoidance of doubt, WinStar Ventures LP is an Affiliate of Seller and Buyer is an Affiliate of Commonwealth Thoroughbreds, LLC, but neither WinStar Ventures LP nor Seller shall be considered Affiliates of Buyer or Commonwealth Thoroughbreds, LLC.

7.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

7.7        Consent to Jurisdiction. The parties consent and voluntarily submit to the personal jurisdiction of the courts of the Commonwealth of Kentucky located in Fayette County, Kentucky and the United States District Court for the Eastern District of Kentucky.

7.8         Amendment or Modification. This Agreement shall not be amended or modified without the written consent of all Co-Owners.

7.9         Execution. This Agreement may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

7.10         Time is of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be executed by its duly authorized representative, as of the day and year first above-written.

WINSTAR FARM, LLC,

a Kentucky limited liability company

By: /s/ Elliott Walden

Name: Elliott Walden

Title: CEO/President

(“Seller”)

COMMONWEALTH THOROUGHBREDS, LLC,

a Delaware limited liability company

By: /s/Brian Doxtator

Name: Brian Doxtator

Title: CEO

(“Buyer”)

EXHIBIT A

Summary of Purchase and Other Terms

EXHIBIT A

Summary of Purchase and Other Terms

Capitalized terms used herein and not defined herein shall have the meaning set forth in the
Purchase Option, Bill of Sale and Co-Ownership Agreement (the "Agreement') to which this
Exhibit A is attached

1.	Thoroughbred: Thoroughbred horse STEINBECK (2019) by FROSTED out of NICKEL by UNBRIDLED'S SONG (the Thoroughbred").

2.	Target Interest: An undivided ten percent (10%) fractional interest.

3.	Option Period: Begins August 16, 2021; Ends October 31, 2021.

4.	Target Purchase Price: $66,463.00

5.	Minimum Offering Proceeds: $30,850.00

6.	Maximum Offering Proceeds: $123,250.00

7.	Price Percentage: 53.93%

8.	Offering Closing Date: October 31, 2021

9.	Ownership of Thoroughbred AssumingMaximum Interest is Transferred:

WinStar Farm, LLC ("Seller"):	80%

Commonwealth Thoroughbreds, LLC ("Buyer"):	10%

Other	5%

Other	5%

10.	Silks: The name and silks under which the Thoroughbred shall race shall be as follows:

The Thoroughbred shall race in the silks and colors of WinStar Farm, LLC. The Thoroughbred shall race in the names of WinStar Farm, LLC, CMNWLTH, and such other applicable owners.

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11.	Other:

11.1. Prior to Buyer soliciting reservations of interest for the Thoroughbred on Buyer's fractional share platform (the "Solicitation of Reservations"), Buyer has the right to physically inspect the Thoroughbred, and if satisfied with the physical inspection, to cause the Thoroughbred to be examined by a licensed veterinarian acceptable to Buyer and Buyer's insurance company, and may obtain from said veterinarian an opinion, satisfactory to Buyer, in its sole discretion, certifying that the Thoroughbred is suitable for racing and is otherwise an acceptable horse for Buyer and is fully insurable. The Buyer's right to obtain a physical inspection and veterinarian's opinion, satisfactory to Buyer, shall expire on the day immediately preceding the date the Solicitation of Reservations begins. Should the Thoroughbred not be acceptable to Buyer upon physical examination, the Buyer in its sole discretion, shall promptly notify the Seller in writing and Buyer and Seller shall have no further obligations pursuant to the Agreement or this Exhibit A, provided that such notification is received by Seller prior to the date the Solicitation of Reservations begins.

11.2. Upon the closing the of the Final Interest, Seller and Buyer shall execute and deliver to each other a Final Bill of Sale and Assignment accurately describing the Final Interest and containing all of the standard warranties of title and disclaimers of all other warranties and evidencing the conveyance of the Final Interest to Buyer.

11.3. Seller hereby represents and warrants to Buyer, which representations and warranties shall survive the closing of the sale of the Final Interest, that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator to which Seller is bound. Seller is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

11.4. Buyer hereby represents and warrants to Seller, which representations and warranties shall survive the closing of the purchase of the Final Interest, that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Buyer is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator to which Buyer is bound. Buyer is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

11.5. BUYER HEREBY ACCEPTS RISK OF LOSS AND TITLE TO THE INITIAL FRACTIONAL INTEREST AND THE ADDITIONAL FRACTIONAL INTERESTS IN THE THOROUGHBRED ON AN "AS IS" AND "WITH ALL FAULTS" BASIS.

11.6. This Exhibit A shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

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11.7. This Exhibit A may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

[Signature Page to Exhibit A Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Exhibit A, or have caused this Exhibit A to be executed by its duly authorized representative, as of August 16, 2021.

WINSTAR FARM, LLC,

a Kentucky limited liability company

By: /s/ Elliott Walden

Name: Elliott Walden

Title: CEO/President

(“Seller”)

COMMONWEALTH THOROUGHBREDS, LLC, a

Delaware limited liability company

By: /s/Brian Doxtator

Name: Brian Doxtator

Title: CEO

(“Buyer”)